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                                  AMENDMENT TO
                           AMENDED AND RESTATED BYLAWS
                               OF AIM SUMMIT FUND

                        Adopted effective August 1, 2006

The Amended and Restated Bylaws of AIM Summit Fund (the "Trust"), adopted effective September 14, 2005, (the "Bylaws"), are hereby amended as follows:

     1. Article III is hereby amended and restated to read in its entirety as follows:

                                  "ARTICLE III

                                    OFFICERS

     Section 1. Executive Officers. The executive officers shall include a Principal Executive Officer, a President, one or more Vice Presidents, which may include one or more Executive Vice Presidents and/or Senior Vice Presidents (the number thereof to be determined by the Board of Trustees), a Principal Financial Officer, a Chief Legal Officer, a Chief Compliance Officer, a Senior Officer, a Treasurer, a Secretary and an Anti-Money Laundering Compliance Officer. The Board of Trustees may also in its discretion appoint Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and other officers, agents and employees, who shall have such authority and perform such duties as the Board may determine. The Board of Trustees may fill any vacancy which may occur in any office. Any two offices, except for those of President and Vice President, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument on behalf of the Trust in more than one capacity, if such instrument is required by law or by these Bylaws to be executed, acknowledged or verified by two or more officers.

     Section 2. Term of Office. Unless otherwise specifically determined by the Board of Trustees, the officers shall serve at the pleasure of the Board of Trustees. If the Board of Trustees in its judgment finds that the best interests of the Trust will be served, the Board of Trustees may remove any officer of the Trust at any time with or without cause. The Trustees may delegate this power to the President (without supervision by the Trustees) with respect to any other officer. Such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer may resign from office at any time by delivering a written resignation to the Trustees or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery.

     Section 3. Principal Executive Officer. The Principal Executive Officer shall be the chief executive officer of the Trust and shall generally manage the business and affairs of the Trust. The Principal Executive Officer shall be responsible for making the certifications required of the Trust's principal executive officer by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the Securities and Exchange Commission.

     Section 4. President; Vice Presidents. The President and one or more Vice Presidents, which may include one or more Executive Vice Presidents and/or Senior Vice Presidents, shall have and exercise such powers and duties of the Principal Executive Officer in the absence or inability to act of the Principal Executive Officer, as may be assigned to them,

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respectively, by the Board of Trustees or, to the extent not so assigned, by the
Principal Executive Officer. In the absence or inability to act of the Principal Executive Officer, the powers and duties of the Principal Executive Officer not otherwise assigned by the Board of Trustees or the Principal Executive Officer shall devolve first upon the President, then upon the Executive Vice Presidents, then upon the Senior Vice Presidents, and finally upon the Vice Presidents, all in the order of their election. If both the Chair and the Vice Chair are absent, or if the Chair is absent and there is no Vice Chair, the President shall, if present, preside at all meetings of the Shareholders and the Board of Trustees.

     Section 5. Principal Financial Officer. The Principal Financial Officer, who shall also have a title of at least Vice President, shall be the chief financial officer of the Trust and shall generally manage the financial affairs of the Trust. The Principal Financial Officer shall be responsible for making the certifications required of the Trust's principal financial officer by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

     Section 6. Chief Legal Officer. The Chief Legal Officer, who shall also have a title of at least Senior Vice President, shall generally manage the legal affairs of the Trust. The Chief Legal Officer shall be responsible for receiving up-the-ladder reports within the Trust of any evidence of material violations of securities laws or breaches of fiduciary duty or similar violations by the Trust, as required by Section 307 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

     Section 7. Chief Compliance Officer. The Chief Compliance Officer, who shall also have a title of at least Senior Vice President, shall be responsible for administering the Trust's policies and procedures adopted pursuant to Rule 38a-1(a)(1) under the 1940 Act.

     Section 8. Senior Officer. The Senior Officer, who shall also have a title of at least Senior Vice President, shall be employed by or on behalf of the Trust and shall have such powers and duties as are set forth in such Senior Officer's Executive Employment Agreement.

     Section 9. Treasurer. The Treasurer shall have the care and custody of the funds and securities of the Trust and shall deposit the same in the name of the Trust in such bank or banks or other depositories, subject to withdrawal in such manner as these Bylaws or the Board of Trustees may determine. The Treasurer shall, if required by the Board of Trustees, give such bond for the faithful discharge of duties in such form as the Board of Trustees may require.

     Section 10. Secretary. The Secretary shall (a) have custody of the seal of the Trust; (b) if requested, attend meetings of the Shareholders, the Board of Trustees, and any committees or sub-committees of Trustees; (c) keep or cause to be kept the minutes of all meetings of Shareholders, the Board of Trustees and any committees or sub-committees thereof, and (d) issue all notices of the Trust. The Secretary shall have charge of the Shareholder records and such other books and papers as the Board may direct, and shall perform such other duties as may be incidental to the office or which are assigned by the Board of Trustees.

     Section 11. Anti-Money Laundering Compliance Officer. The Anti-Money Laundering Compliance Officer shall have such powers and duties as are set forth in the Anti-Money Laundering Program adopted by the Trust pursuant to the USA PATRIOT Act of 2001 and the rules promulgated thereunder, as such Program may be amended from time to time.

     Section 12. Assistant Officers. Assistant officers, which may include one or more Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers, shall perform such


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functions and have such responsibilities as the Board of Trustees may assign to them or, to the extent not so assigned, by the Vice President(s), Secretary or Treasurer, as applicable.

     Section 13. Surety Bond. The Trustees may require any officer or agent of the Trust to execute a bond (including, without limitation, any bond required by the 1940 Act and the rules and regulations of the Securities and Exchange Commission (the "Commission") to the Trust in such sum and with such surety or sureties as the Trustees may determine, conditioned upon the faithful performance of his or her duties to the Trust, including responsibility for negligence and for the accounting of any of the Trust's property, funds, or securities that may come into his or her hands.

     Section 14. Authorized Signatories. Unless a specific officer is otherwise designated in these Bylaws or in a resolution adopted by the Board of Trustees, the proper officers of the Trust for executing agreements, documents and instruments other than Internal Revenue Service forms shall be the Principal Executive Officer, the President, any Vice President, the Principal Financial Officer, the Chief Legal Officer, the Chief Compliance Officer, the Senior Officer, the Treasurer, the Secretary, the Anti-Money Laundering Compliance Officer or any Assistant Secretary. Unless a specific officer is otherwise designated in these Bylaws or in a resolution adopted by the Board of Trustees, the proper officers of the Trust for executing any and all Internal Revenue Service forms shall be the Principal Executive Officer, the President, any Vice President, the Principal Financial Officer, the Treasurer, the Secretary or any Assistant Secretary."


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